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                                                                    Exhibit 99.1

DATE: June 29, 2006

FROM:
Broadview Media.
4455 West 77th Street
Edina, MN 55435

Red White
Chief Operating Officer
(952) 852-0417

FOR IMMEDIATE RELEASE

     BROADVIEW MEDIA, INC. ANNOUNCES 4TH QUARTER AND YEAR END RESULTS

     MINNEAPOLIS, June 29 - Broadview Media, Inc. (OTC Bulletin Board: BDVM) today reported revenues for the fourth quarter ended March 31, 2006, of $2,403,091 versus $2,536,854 reported for the same period last year. Net loss totaled $64,918 or ($0.01) per basic and diluted common share, versus a net loss of $192,608, or $0.03 per basic and diluted common share for the same period last year. Results for all periods prior to July 1st, 2005 have been combined and restated in a manner similar to a pooling of interests to reflect the acquisition of Utah Career College (UCC).

     Full year revenues totaled $9,907,238 in fiscal 2006 versus $9,240,962 in fiscal 2005. For the year ended March 31, 2006, the company reported a net loss of $485,505 or $0.07 per basic and diluted common share, compared to a net loss of $534,968, or $0.07 per basic and diluted common share the previous year.

     "We continue our increased focus towards Education," said Terry Myhre, Broadview chairman and CEO. "UCC's accrediting body has recently approved a Bachelor of Science degree in Health and Exercise Science and a Bachelor of Science in Paralegal Studies. We also plan to open a branch campus in Layton, a northern suburb of Salt Lake City, in the first quarter of calendar 2007. Given this shift in our core business, we are asking our shareholders to approve a name change to "Broadview Institute, Inc." at our annual shareholders meeting to be held on August 9th."

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

                                               Three Months Ended        Fiscal Year Ended
                                                   March 31,                 March 31,
                                            -----------------------   -----------------------
                                               2006         2005         2006         2005
                                            ----------   ----------   ----------   ----------
Revenues                                    $2,403,091   $2,536,854   $9,907,238   $9,240,962
Cost of products
   and services sold                           635,073      801,238    3,073,791    2,923,660
                                            ----------   ----------   ----------   ----------
Gross profit                                 1,768,018    1,735,616    6,833,447    6,317,302
Selling, general and administrative
   expense                                   1,815,325    1,936,401    7,170,143    6,584,405
                                            ----------   ----------   ----------   ----------
Operating loss                                 (47,307)    (200,785)    (336,696)    (267,103)
Other expenses                                  23,888       21,823      194,755       60,279
                                            ----------   ----------   ----------   ----------
Loss before taxes                              (71,195)    (222,608)    (531,451)    (327,382)
Income tax provision (credit)                   (6,277)     (30,000)     (45,946)     207,586
                                            ----------   ----------   ----------   ----------
Net loss                                    $  (64,918)  $ (192,608)  $ (485,505)  $ (534,968)
BASIC AND DILUTED LOSS PER COMMON SHARE     $    (0.01)  $    (0.03)  $    (0.07)  $    (0.07)
BASIC AND DILUTED WEIGHTED AVERAGE NUMBER
   OF COMMON SHARES OUTSTANDING              7,766,030    7,378,525    7,747,942    7,345,281

CONDENSED CONSOLIDATED BALANCE SHEETS   MARCH 31, 2006   MARCH 31,2005
-------------------------------------   --------------   -------------
Current Assets                            $1,573,047       $2,050,636
Total Assets                               3,652,438        3,466,458
Current Liabilities                          719,159          569,912
Total Liabilities                          1,195,050        1,011,065
Stockholders' Equity                       2,457,388        2,455,393

ABOUT BROADVIEW MEDIA

Broadview Media is engaged in two business segments, Education and Media Production.

Education is conducted through Broadview Media's wholly owned subsidiary d/b/a Utah Career College located in West Jordan, Utah and is accredited to award diplomas and Associate degrees in multiple training courses including Paralegal, Veterinary Technology, Nursing and Business Administration.

Media Production operates full-service media production facilities in Chicago and Minneapolis, which provide creative and production services for educational courses, television programming, and business communications. Major clients include Scott Foresman, Houghton Mifflin, Pearson PLC, Home & Garden Television, The History Channel, Tellabs, United Way and Chicago's Children's Memorial Hospital.

The Company is publicly traded on the OTC Bulletin Board under the trading symbol BDVM.

For additional information, please contact: Red White
                                            Chief Operating Officer
                                            952.852.0417 (phone)
                                            redw@BroadviewMedia.com

CAUTIONARY STATEMENTS

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as "believe," "estimate," "expect," "intend," "may," "could," "will," and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such

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statements. Factors affecting the forward-looking statements in this release include those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

For further information regarding risks and uncertainties associated with Broadview Media's business, please refer to the "Management's Discussion and Analysis or Plan of Operation" sections of Broadview Media's SEC filings, including, but not limited to, its annual report on Form 10-KSB and quarterly reports on Form 10-QSB, copies of which may be obtained by contacting Broadview Media at 952-835-4455, ext 214.

All information in this release is as of June 29, 2006. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.